UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/31/2009

CHROMADEX CORPORATION
(Exact name of registrant as specified in its charter)

Commission File Number:  000-53290

Delaware	26-2940963
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

10005 Muirlands Boulevard
Suite G, First Floor
Irvine, California, 92618
(Address of principal executive offices, including zip code)

949-419-0288
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events

As previously announced, on November 29, 2009, ChromaDex Corporation, a Delaware corporation (the "Company") entered into a subscription agreement with Jinke Group (Hong Kong) Ltd (the "Investor") to purchase an aggregate of 1,916,811 shares of the Company's common stock at a purchase price of $0.5217 per share. In connection with the execution of the subscription agreement, the Investor agreed to wire $500,000 to the Company as consideration for receiving 958,406 shares of the Company's common stock (the "First Sale") and then wire an additional $500,000 to the Company on or before December 20, 2009 as consideration for receiving an additional 958,405 shares of the Company's common stock (the "Second Sale"). In addition, as part of this transaction, the Investor was to receive a warrant to purchase 1,333,334 shares of the Company's common stock at an exercise price of $.80 per share, provided, however, if the Investor did not tender consideration for the Second Sale on or before December 20, 2009, the shares of common stock subject to the warrant were to be reduced in half.
    As of December 31, 2009, the Company has not received payment with respect to either the First Sale or the Second Sale. The Company has been informed by the Investor that the terms of the subscription agreement will be honored in full as quickly as possible and has been working with the Investor to ensure compliance with the subscription agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHROMADEX CORPORATION

Date: December 30, 2009	By:	/s/ Frank L. Jaksch Jr.
Frank L. Jaksch Jr.
Cheif Executive Officer